Exhibit 99.1

N E W S  R E L E A S E

Contact:  J. Bryan Baker

800-247-4274

FirstCity Financial Corporation Completes Sale of French Investment

Waco, Texas, December 19, 2012……  As previously announced, on December 17, 2012 FirstCity Financial Corporation (NASDAQ: FCFC) closed on the sale of its minority ownership interest in UBN, S.A.S., a French portfolio acquisition partnership, for 20 million Euros (or $26.3 million).  Commenting on the transaction, James T. Sartain, President and CEO of FirstCity, said, “We are pleased to have completed this sale transaction, which provided approximately $24.7 million in reduction on our current Lloyds Bank debt.”

FirstCity Financial Corporation is a diversified financial services company with operations dedicated primarily to distressed asset acquisitions and servicing, and special situations investments. FirstCity has offices in the United States and affiliate organizations in Europe and Latin America. FirstCity common stock is listed on the NASDAQ Global Select Market.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this press release relate to FirstCity’s or management’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future and, as such, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s beliefs, assumptions and expectations, taking into account currently available information. These statements are not statements of historical fact. Forward-looking statements involve risks and uncertainties, some of which are not currently known to us. Actual events or results may differ from those expressed or implied in any such forward-looking statements as a result of various factors and risks that are described from time to time in the Company’s filings with the SEC including but not limited to its annual reports on Form 10-K, its quarterly reports on Form 10-Q, and its current reports on Form 8-K, filed with the SEC and available through the Company’s website, which contain a more detailed discussion of the Company’s business, including risks and uncertainties that may affect future results. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date hereof. Information in this press release may be superseded by more recent information or statements, which may be disclosed in later press releases, subsequent filings with the SEC or otherwise. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or to reflect any change in events, conditions or circumstances on which any such forward-looking statements are based, in whole or in part.